FOR IMMEDIATE RELEASE

Contact:
Email: public_relations@advancedmaterials.net
Phone: (972) 432-0602

Advanced Materials Group, Inc. Establishes Strategic Licensing Agreement with Miss Oops Problem-Solving Fashion and Accessory Products

FEBRUARY 25, 2008 - DALLAS, TX-Advanced Materials Group, Inc., (Pink Sheets: ADMG.PK) a leading developer and manufacturer of consumer, medical and industrial products, today announced that it has entered into a strategic licensing agreement with Easy Industries, LLC for its line of women’s problem-solving fashion and accessory products.

Branded as Miss Oops®, the line will continue to provide products that make life easier with plans to utilize existing materials and designs to offer new problem-solving products for women’s sports and activities, including running, biking, tennis and yoga. In addition to the Miss Oops line of products for women, Advanced Materials, Inc. is researching a line of fashion gear for men and children that will be branded Mr. Oops® and Baby Oops®.

Advanced Materials’ Nundies product, a one-time use, pantyless panty that adheres to the inside inseam of a woman’s pants will now be marketed with the Miss Oops products. Advanced Materials will leverage both the Nundies’ and Miss Oops strong retail presence in over 1,000 stores worldwide to achieve its “go-to-market” strategy for all products to deliver innovative solutions-based products for women, men and children.

Through Advanced Material’s licensing agreement with Easy Industries, the company has obtained exclusive rights to the Miss Oops name and product line, and 10% equity ownership in Easy Industries LLC, the owner of the Miss Oops trademark and patented products. Advanced Materials has also hired Easy Industries’ President, Jennifer Higgins and her staff to lead Advanced Materials’ Fashion Solutions Product division in charge of sales, marketing and business development.

Advanced Materials Group, Inc. will manufacture and fulfill the Miss Oops-branded products within its current manufacturing and fulfillment facilities. Miss Oops will be sold online and in boutiques, department stores, specialty stores and sporting goods stores worldwide. For more information on how and where to purchase Miss Oops products online, please visit http://www.missoops.com/purchase.html. For retail store locations carrying Miss Oops products, please visit http://www.missoops.com/storelisting.php or call 1-877-686-3437.

The Miss Oops product line is now comprised of the following fashion and accessory products:

•	- An amazing under the shirt, over the pant stretch lace band to cover back there

•	Miss Oops® Nundies™ -A one-time use, pantyless panty that adhere to the inside inseam of a woman’s pants

•	- An effective solution for stopping your bellybutton from showing through your garments

•	- A life-saving sponge that removes difficult deodorant marks, powder and the other “oops”

•	-An all-in-one treatment that exfoliates, smoothes and hydrates rough tootsies

•	- An innovative product that serves as lip balm and lip gloss

•	Miss Oops® Critical Care Kit for Mom’s-To-Be™ - a three-in-one survival kit for mom’s-to-be

•	Miss Oops® Critical Care Kit for Women™- a three-in-one survival kit for women

“We’re excited to be a part of a company that has a proven history of growth and success,” said Jennifer Higgins, Director of Fashion and Retail Product Solutions for Advanced Materials. “Advanced Materials has quickly assumed its position as key player in the fashion and retail industry. I believe that our combined expertise will serve to grow our consumer brand not only with women but eventually men as we bring great new problem-solving products to market.”

“As we expand our product lines to provide consumers with a wide range of easy-to-use, fashion and accessory products, the addition of Miss Oops helps us to recognize this goal,” said William G. Mortensen, President of Advanced Materials Group, Inc. “Bringing Miss Oops under the Advanced Materials umbrella brings together the best of worlds, Miss Oops great products and brand capital, and Advanced Materials 50 plus years of experience in manufacturing advanced solutions for the retail and medical industries.”

About Advanced Materials Group, Inc.

Dallas-based Advanced Materials Group, Inc. is a leading developer and manufacturer of medical, consumer and industrial products for top Medical OEM's and retailers nationwide. Under the direction of the President, William G. Mortensen and its board of directors, the company has increased shareholder value by developing and selling proprietary and patented products and providing customized contract manufacturing services to many Fortune 100 companies. Advanced Materials Group, Inc. offers complete end-to-end solutions for it customers as well as its own product line. Services offered include contract manufacturing, engineering and fulfillment services.

Statements in this release which are purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.

Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Advanced Materials Group, Inc. on the date this report was submitted. Advanced Materials Group, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Advanced Materials Group, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Advanced Materials Group, Inc.'s most recent filing of Form 10-K with the Securities and Exchange Commission.